Exhibit 4.1

ALCOBRA LTD.

Convertible Loan Agreement

This Convertible Loan Agreement (the “Agreement”), dated [_____], and effective [_____], is made and entered between Alcobra Ltd., an Israeli company (“Company”), and [_____] (“Lender”).

Loan Amount:	[_____], (the “Loan Amount”), to be disbursed to the Company no later than [_____] (“Closing”).

The convertible loan hereunder is to be made as part of a series of convertible loans, in an aggregate amount of up to US$600,000 (the “Aggregate Loan Amount”), disbursed or to be disbursed to the Company by certain individuals and entities (the “Lenders”) during the period commencing July 23, 2012 and ending [________].

Interest:	The Loan Amount shall bear interest at a rate of 6% per annum (the Loan Amount, together with accrued interest, the “Total Loan Amount”).

Conversion:	The Total Loan Amount shall be automatically converted into securities of the Company upon the earlier of the following events:

1. Financing Round. Upon investment in the Company's share capital by at least one investor (“Financing Round”), the Total Loan Amount shall be automatically converted into the most senior class of shares issued in the course of the Financing Round, under the same terms and conditions set forth therein with respect thereof (including issuance of warrants, etc.), at a 25% discount from the lowest price per share paid for such shares in the course of the Financing Round.

2. Initial Public Offering. Upon closing of an underwritten public offering by the Company of its Ordinary Shares (“IPO”), the Total Loan Amount shall be automatically converted, as of immediately after the closing of the IPO, into Ordinary Shares of the Company at a 25% discount from the effective price per share determined for such shares in the IPO.

In case the Total Loan Amount remains due and outstanding upon the elapse of 12 months from Closing, and unless Company is otherwise instructed by Lenders holding a majority share in the Aggregate Loan Amount, then the Total Loan Amount shall be automatically converted into an amount of Ordinary Shares of the Company reflecting a pre-money Company valuation of US$25,000,000 on fully diluted basis.

Conversion of the Total Loan Amount shall be deemed repayment in full of the Total Loan Amount.

Until conversion of the Total Loan Amount, the Lender shall not have any rights as shareholder of the Company by virtue of the Total Loan Amount.

Events of Default:	Notwithstanding the aforesaid, the Total Loan Amount will immediately become due and payable upon the occurrence of any of the following events prior to the conversion of the Total Loan Amount: (a) commencement by the Company of any liquidation proceedings or the adoption of a winding up resolution by the Company; (b) appointment of a receiver or trustee over the whole or any substantial part of the Company’s assets, which has not been terminated within 60 days thereafter; (c) calling by the Company of a meeting of creditors for the purpose of entering into a scheme or arrangement with them which would affect the Lender; or (d) commencement by third parties of any liquidation proceedings of the Company, which have not been terminated within 120 days thereafter. The Company shall notify the Lender within 3 business days of being notified of any Event of Default.

Use of Proceeds:	The Company shall use the proceeds of the Loan Amount as the Company’s Board of Directors shall deem fit from time to time.

Miscellaneous:	This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the convertible loan hereunder, and supersedes all prior agreements among the parties hereof with regard to such subject matter. This Agreement shall be governed for all purposes by the laws of Israel, and the competent courts in Tel Aviv shall have exclusive jurisdiction over any and all disputes there under or in connection herewith.

Counterparts:	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

Alcobra Ltd.

By:
Name:
Title:

Lender:

[_________]

By:
Name:
Title:

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